Exhibit 99

FOR IMMEDIATE RELEASE	Brendan J. McGill
March 28, 2008	FOR FURTHER INFORMATION
Senior Vice President and Chief Financial Officer
(215) 256-8828

HARLEYSVILLE SAVINGS FINANCIAL CORPORATION ANNOUNCES
THE REPURCHASE OF 205,358 SHARES OF COMMON STOCK

    Harleysville, Pennsylvania – March 28, 2008.  Harleysville Savings Financial Corporation (the “Company”) (NASDAQ:  HARL) announced today that Company has repurchased 205,358 shares of common stock in an unsolicited private transaction.   The Company repurchased the shares at the price of $12.45 per share or $2,556,707 in the aggregate.

    Ronald B. Geib, President and Chief Executive Officer of the Company, stated, “A long-term shareholder offered the Company the opportunity to repurchase the shares at a price which we believe is financially very attractive.  Given the Company’s historical performance and its long-term business and earnings prospects, the repurchase was a very good use of our capital.  The repurchase will be accretive to earnings in the near term.”

    Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA.  Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of
Pennsylvania.

    Harleysville Savings Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol:  “HARL”.